Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 28, 2016, with respect to the financial statements of Symetra Separate Account SL and (2) dated March 30, 2016, with respect to the consolidated financial statements of Symetra Life Insurance Company, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-213191) of Symetra Separate Account SL and related prospectus of the Milestone VUL-G filed with the Securities and Exchange Commission on November 18, 2016.

/s/ Ernst & Young LLP

Seattle, Washington
November 18, 2016